Exhibit 4.16

Stikeman Elliott LLP Barristers & Solicitors

4300 Bankers Hall West, 888-3rd Street S.W., Calgary, Canada T2P 5C5

Tel: (403) 266-9000 Fax: (403) 266-9034 www.stikeman.com

BY SEDAR	May 12, 2015

Alberta Securities Commission, as principal regulator

Ontario Securities Commission

CONSENT

Dear Sirs/Mesdames:

RE:                          TransCanada PipeLines Limited and TransCanada Trust (the “Trust”)

Short Form Base PREP Prospectus dated May 12, 2015

We refer to the final short form base PREP prospectus dated May 12, 2015 (the “Prospectus”) of the Trust relating to the issuance and sale of Trust Notes - Series 2015-A due 2075.

We hereby consent to the references to this firm on the cover page of the Prospectus, under the captions, “Legal Matters”, “Interest of Experts” and “Documents Filed as Part of the Registration Statement” in the Prospectus and consent to being named and to the use of our opinion under the heading “Certain Canadian Federal Income Tax Considerations” in the Prospectus.

We confirm that we have read the Prospectus and have no reason to believe that there are any misrepresentations (as defined in the Canadian securities legislation) in the information contained in the Prospectus that are derived from our opinion referred to above or that are within our knowledge as a result of the services we provided in connection with such opinion.

CALGARY

VANCOUVER
Yours truly,
TORONTO
“Stikeman Elliott LLP”
MONTREAL

OTTAWA

NEW YORK

LONDON

SYDNEY